EXHIBIT 99.3

Cypress Semiconductor Corporation Announces Exercise of Option to Acquire an Additional

$100 million of its 1.00% Convertible Senior Notes

SAN JOSE, CA, MARCH 8, 2007 — Cypress Semiconductor Corporation (NYSE: CY) today announced that the initial purchasers in its offering of $500 million principal amount of 1.00% Convertible Senior Notes due September 15, 2009 have exercised their option to purchase an additional $100 million principal amount of the notes, bringing the total gross proceeds of the offering to $600 million. The sale of the additional notes to the initial purchasers is expected to close on March 13, 2007, concurrent with the closing of the $500 million principal amount of the notes previously announced.

Cypress intends to use the net proceeds of the sale of the additional notes both to increase the size of its repurchase of its common stock through an accelerated share repurchase transaction that the company has entered into with an affiliate of one of the initial purchasers and to increase the size of the convertible note hedge and warrant transactions that the company has entered into with certain affiliates of the initial purchasers of the notes. The repurchases of the shares of common stock by Cypress are conditioned upon the closing of the offering of the notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes are being sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”) and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Act. The notes have not been registered under Act or any state securities laws. The notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not Cypress will offer the notes or consummate the offering and the anticipated use of the proceeds of the offering.